                                                                      Exhibit 11

                        COMPUTATION OF LOSS PER SHARE
                    (in thousands except per share amounts)

                                         Three Months Ended           Six Months Ended
                                              June 30,                    June 30,
                                         -------------------        -------------------
                                           1997      1996             1997       1996
                                         --------  ---------        ---------  --------
Net loss attributable to common
 stockholders                            $(2,155)   $(2,658)         $(4,424)  $(5,504)
                                         =======   ========         ========   =======

Weighted average shares used to
 compute net loss per share

Weighted average number of
 shares outstanding:

Convertible Preferred Stock                    -      7,091                -     6,398

Common Stock                              10,477        574           10,471       572

Number of common equivalents
 as a result of warrants granted
 using the treasury stock method
 in accordance with Staff
 Accounting Bulletin 83                        -          -                -        93

Number of common equivalents
 as a result of stock options granted
 using the treasury stock method
 in accordance with Staff
 Accounting Bulletin 83                        -          -                -       237
                                         -------   --------         --------   -------

Total                                     10,477      7,665           10,471     7,300
                                         =======   ========         ========   =======

Net loss per share attributable
 to common stockholders                  $ (0.21)   $ (0.35)         $ (0.42)   $(0.75)
                                         =======   ========         ========   =======

The calculations for all periods shown include the shares and warrants of convertible preferred stock as if they had converted to common stock on their respective original dates of issuance, because such shares automatically converted to common stock upon the closing of the Initial Public Offering of the Company's common stock.